Copano Energy
March Investor Presentation

NASDAQ: CPNO
March 8, 2010

Copano Energy

Disclaimer
Statements made by representatives of Copano Energy, L.L.C. (“Copano”) during this presentation will include “forward-looking statements,” as defined in the federal securities laws.
All statements that address activities, events or developments that Copano believes will or may occur in the future are forward-looking statements. Underlying these statements are assumptions made by Copano’s management based on their experience and perceptions of historical trends, current conditions, expected future developments and other factors management believes are appropriate under the circumstances.
Whether future results and developments will conform to Copano’s expectations is subject to a number of risks and uncertainties, many of which are beyond Copano’s control. If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, then
Copano’s actual results may differ materially from those implied or expressed by forward-looking statements made during this presentation. These risks and uncertainties include the volatility of prices and market demand for natural gas and natural gas liquids; Copano’s ability to complete any pending acquisitions and integrate any acquired assets or operations; Copano’s ability to continue to obtain new sources of natural gas supply; the ability of key producers to continue to drill and successfully complete and attach new natural gas supplies; Copano’s ability to retain key customers; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; Copano’s ability to access sources of liquidity when needed and to obtain additional financing, if necessary, on acceptable terms; the effectiveness of Copano’s hedging program; unanticipated environmental or other liability;
general economic conditions; the effects of government regulations and policies; and other financial, operational and legal risks and uncertainties detailed from time to time in the Risk
Factors sections of Copano’s annual and quarterly reports filed with the Securities and Exchange
Commission.
Copano undertakes no obligation to update any forward-looking statements, whether as a result of new information or future events.

ENERGYPOINT RESEARCH INC
Rated 1st in
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2008-2009

Copano Energy

Introduction to Copano
• Independent midstream company founded in 1992
 – Best in class service to customers
 – Entrepreneurial approach
 – Focus on long-term accretive growth
• Provides midstream services in multiple producing areas
 through three operating segments
 – Texas
 • South Texas conventional and Eagle Ford Shale
 • North Texas Barnett Shale Combo play
 – Central and Eastern Oklahoma
 • Conventional, Hunton De-Watering play and Woodford Shale
 – Rocky Mountains
 • Powder River Basin

Copano Energy

Key Metrics
• Service throughput volumes approximate 2 Bcf/d of natural gas(1)
• Approximately 6,700 miles of active pipelines
• 7 natural gas processing plants with over 1.1 Bcf/d of combined processing capacity
• One NGL fractionation facility with total capacity of 22,000 Bbls/d
 (in-service expected end of Q1 2010)
• Equity market cap: $1.5 billion(2)
• Enterprise value: $2.3 billion(2)
(1) Based on 4Q 2009 results. Includes unconsolidated affiliates.
(2) As of March 4, 2010. Reflects March 2010 equity offering.

Copano Energy

Copano’s LLC Structure
Characteristic	Typical MLP	Copano Energy	Typical Corporation
Non-Taxable Entity
Tax Shield on Distributions
Tax Reporting
General Partner
Incentive Distribution Rights
Voting Rights
Schedule K-1
Schedule K-1
Form 1099

Copano Energy

Agenda
2010 Regional
Outlook
Commodity
Prices and
Margin
Sensitivities
Financing and
Commodity Risk
Management
Distribution
Outlook and
Conclusions

Copano Energy

• Overall focus was maintaining liquidity and watching costs - enabled
 Copano to maintain distributions
 – 2009 total distributable cash flow coverage averaged 107% - all quarters in excess of 100% coverage
• Copano’s hedging strategy supported 2009 cash flow
 – Option-focused and product-specific
 – Strategy protects downside, without the loss of upside
• Volumes - 2009 vs. 2008
 – 2009 total service throughput volumes(1) declined 4%
 • Most significant declines seen in lower-margin third-party volumes in Texas and Woodford Shale gas in Oklahoma
 – NGL volumes(1) increased by 9%
 • Volumes stabilized as NGL pricing strengthened in 2009 relative to lows in late 2008/early 2009
2009 Review
(1) Includes unconsolidated affiliates.

Copano Energy

• North Texas
 – Significant drilling and development activity in the Barnett
 Shale Combo play
• South Texas
 – Ramp up of Eagle Ford Shale directed drilling
• Oklahoma
 – Moderate drilling activity behind both the Hunton De-Watering and Woodford Shale plays
• Rocky Mountains
 – Minimal new drilling; flat volumes
2010 Outlook

North Texas Assets
Legend
Under Construction
Saint Jo Plant
Montague
59
State Highway 59
M O N T A G U E
Muenster
82
Myra
Gladys
Hardy
Dry Valley
Salona
Hood
51
Era
Fruitland
New Harp
Rosston
Leo
81
Sunset
Alvord
Greenwood
N FM 51
T E X A S

Copano Energy

North Texas Outlook
• 9 rigs running in the
 area with as many as 3
 more anticipated later
 this year
• Drilling economics are
 driven by associated
 crude oil production
• Production from this
 area requires a full slate
 of midstream services
• Based on producer
 drilling schedule, expect
 steady increase in plant
 inlet volumes in 2010

Copano Energy

North Texas Recent Developments
• Recently executed key producer
 contract
 – Long-term gathering, treating and
 processing agreement
 – Fee-for-service contract
 • No incremental hedging costs
 – Highly rated producer
• Additional 50 MMcf/d of compression
 expected in service 4Q 2010, bringing
 total plant capacity to 100 MMcf/d
• Approximately $30 million in expansion
 capex for 2010 (compression and
 pipelines)
• $25 - $30 million in fee-based cash flow
 expected by year-end 2010 on an
 annualized basis

Copano Energy

South Texas Outlook
• In 4Q 2009, announced plans for a joint venture with Kinder
 Morgan to provide gathering, transportation and processing
 services to gas producers in the Eagle Ford Shale. Producer decisions to commit have been delayed by:
 – Gas quality variability
 – Desire to seek capital partners (in case of small to mid-sized producers)
• Connected a third Eagle Ford Shale well in 1Q 2010, which IP’d at 17 MMcf/d
• 1Q 2010 pipeline throughput volumes are expected to be higher compared to 4Q 2009 due to recently connected Eagle Ford wells and other drilling behind legacy systems

Caldwell
Fayette
Colorado
Gonzales
Houston Central Plant
Lavaca
Wilson
Wharton
DeWitt/Karnes Header
DeWitt
Jackson
Karnes
Victoria
Goliad
Bee
Copano_Pipeline
Copano NGL
Kinder Morgan
DeWitt Header
Hardy Lateral
DeWitt Header

12

Copano Energy
DeWitt-Karnes Pipeline
• Recently announced DeWitt-Karnes pipeline
 – Targets rich Eagle Ford Shale gas
 – 38 miles of 24” pipe - expected to be in service July 2010
 – Anticipated 2010 capex - approximately $45 million
• Complements Houston Central fractionation project

Copano Energy

Texas Fractionation Strategy
• Responding to NGL transportation
 and fractionation constraints along
 the Texas Gulf Coast, Copano will
 re-start its fractionator at Houston
 Central
• Utilizing Houston Central’s
 fractionation unit and extensive
 tailgate NGL pipelines, Copano
 plans to produce purity products
 by April 1, 2010
 – Total capacity of 22,000 Bbls/d
 – Approximate cost of $15 million
 – Estimated fee-based cash flow
 between $8 and $10 million on an
 annualized basis

Copano Energy

• Rich gas (primarily Hunton De-Watering play)
 – Drilling activity remains steady
 – 2 rigs currently running in the Hunton and 8 rigs in other rich gas areas
 – Attractive processing upgrade and low geologic risk
 – 1Q 2010 volumes expected to be flat to slightly up vs. 4Q 2009
 – Burbank processing plant expected in service 2Q 2010 (10
 MMcf/d capacity)
• Lean gas (primarily Woodford Shale and coalbed methane)
 – Drilling activity slightly increasing due to current commodity prices and long-term price outlook
 – 8 rigs currently running
 – 1Q 2010 volumes expected to be slightly up from 4Q 2009
Oklahoma Outlook

Indicative Gross Value of One Mcf at Copano's Facility [1]								
	Rich Gas [2][3]							Lean Gas [4]
	NYMEX Oil Price ($/Bbl)							
Natural Gas Sales Price ($/MMBtu)	$ 40.00	$ 50.00	$ 60.00	$ 70.00	$ 80.00	$ 90.00	$ 100.00	N/A
$ 2.50	$ 4.82	$ 5.82	$ 6.81	$ 7.79	$ 8.75	$ 9.71	$ 10.66	$ 2.35
$ 3.00	$ 5.28	$ 6.28	$ 7.27	$ 8.25	$ 9.22	$ 10.18	$ 11.13	$ 2.82
$ 3.50	$ 5.74	$ 6.74	$ 7.72	$ 8.70	$ 9.67	$ 10.63	$ 11.58	$ 3.29
$ 4.00	$ 6.18	$ 7.18	$ 8.17	$ 9.15	$ 10.12	$ 11.08	$ 12.03	$ 3.76
$ 4.50	$ 6.62	$ 7.62	$ 8.61	$ 9.59	$ 10.56	$ 11.51	$ 12.46	$ 4.23
$ 5.00	$ 7.05	$ 8.05	$ 9.04	$ 10.02	$ 10.99	$ 11.94	$ 12.89	$ 4.70
$ 5.50	$ 7.47	$ 8.47	$ 9.46	$ 10.44	$ 11.41	$ 12.37	$ 13.32	$ 5.17
$ 6.00	$ 7.89	$ 8.88	$ 9.87	$ 10.85	$ 11.82	$ 12.78	$ 13.73	$ 5.64
$ 6.50	$ 8.29	$ 9.29	$ 10.28	$ 11.26	$ 12.23	$ 13.19	$ 14.14	$ 6.11
$ 7.00	$ 8.69	$ 9.69	$ 10.68	$ 11.66	$ 12.62	$ 13.58	$ 14.53	$ 6.58
$ 7.50	$ 9.08	$ 10.08	$ 11.07	$ 12.04	$ 13.01	$ 13.97	$ 14.92	$ 7.05

Copano Energy
Oklahoma Rich Gas vs. Lean Gas
(1) Full value prior to deduction of Copano’s margin. Excludes value of condensate and crude oil recovered by the producer at the wellhead.
(2) Implied NGL prices are based on a six-year historical regression analysis.
(3) Assumes 9 GPM gas with a Btu factor of 1.375 processed at Copano’s cryogenic plant, and field fuel of 6.25%.
(4) Assumes unprocessed gas with a Btu factor of 1.0 and field fuel of 6%.

Prices as of 3/2/10

Copano Energy

Rocky Mountains Outlook
• Drilling and dewatering will be driven by commodity prices and producer economics

• 1Q 2010 volumes expected to be flat vs. 4Q 2009
• For Bighorn, 130 previously drilled wells can be connected with minimal capital expenditures
 – An additional 70 drilled wells can be connected with moderate capital expenditures
• 2010 Adjusted EBTIDA expected to be flat vs. 2009
 – Forward pricing curve indicates drilling and dewatering activity should resume this year and if this occurs, 2014 Adjusted EBITDA could double from current levels

Copano Energy

Commodity Prices and Margin
Sensitivities
Commodity
Prices and
Margin
Sensitivities
Distribution
Outlook and
Conclusions
Financing and
Commodity Risk
Management
2010 Regional
Outlook

Natural Gas ($/MMBtu)
NGLs ($/barrel)
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
$54
$48
$42
$36
$30
$24
$18
$12
$6
$-
Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09 Nov-09 Dec-09 Jan-10 Feb-10 Mar-10
Houston Ship Channel
CenterPoint East
Colorado Interstate Gas
Mt. Belvieu
Conway

Copano Energy
Historical Commodity Prices

(1) NGL prices are month-to-date through March 2, 2010.
(2) NGL prices for Jan-09 through Dec-09 are calculated based on the weighted-average product mix for the period indicated. NGL prices for Jan-10 through Mar-10 are calculated based on the fourth quarter 2009 product mix.
(1)
(2)
(2)

$8
$7
$6
$5
$4
$3
$96
$84
$72
$60
$48
$36
Natural Gas ($/MMBtu)
Oil ($/barrel)
Apr-10
Oct-10
Apr-11
Oct-11
Apr-12
Oct-12
Apr-13
Oct-13
Apr-14
Oct-14
Houston Ship Channel
CenterPoint East
Colorado Interstate Gas
NYMEX Oil

Copano Energy

Note: Forward prices as of March 2, 2010
Forward Commodity Prices

Oklahoma and Texas Segment Gross Margins + Hedge Settlements
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
$ in millions
1Q07
2Q07
3Q07
4Q07
1Q08
2Q08
3Q08
4Q08
1Q09
2Q09
3Q09
4Q09

20

Copano Energy
Combined Commodity-Sensitive Segment Margins
 and Hedging Settlements
• Copano’s hedge portfolio supports cash flow stability based on combined segment gross margins and cash hedging settlements

Quarterly Segment Gross Margins[1] plus 4Q 2009 Cash Hedge Settlements ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	$66,577	$59,535	$58,126	$60,025
	2/22/2010	$67,993	$60,952	$60,681	$59,987
	-25%	$69,410	$62,368	$62,099	$63,123
	-50%	$70,826	$63,784	$63,515	$64,541

Full Recovery

Texas Full Recovery and Oklahoma Ethane Rejection

Ethane Rejection

Copano Energy

Commodity-Related Margin
Sensitivities
Note: Please see Appendix for definitions of processing modes and additional details.
• Matrix reflects 4Q 2009 wellhead and plant inlet volumes,
 adjusted using Copano’s 2009 planning model
(1) Consists of Texas and Oklahoma Segment gross margins.

4Q 2009 vs. 3Q 2009				1Q 2010 vs. 4Q 2009 Prices		
			Increase/(Decrease)		1Q 2010	Increase/(Decrease)	
	4Q 2009	3Q 2009	$	%	to date [2]	$	%
$000's							
Oklahoma Segment Gross Margin	$ 26,628	$ 18,284	$ 8,344	46%			
Texas Segment Gross Margin	$ 32,845	$ 26,875	$ 5,970	22%			
Hedging Settlements	$ 6,384	$ 16,444	$ (10,060)	-61%			
Total [1]	$ 65,857	$ 61,603	$ 4,254	7%			
Natural Gas Prices ($/MMBtu)							
CenterPoint East Index	$ 4.01	$ 2.98	$ 1.03	35%	$ 5.22	$ 1.21	23%
Houston Ship Channel Index	$ 4.16	$ 3.32	$ 0.84	25%	$ 5.36	$ 1.20	22%
NGL Prices ($/gal)							
Conway (weighted average)	$ 0.97	$ 0.66	$ 0.32	48%	$ 1.09	$ 0.12	11%
Mt. Belvieu (weighted average)	$ 1.02	$ 0.84	$ 0.19	22%	$ 1.16	$ 0.14	12%
Oil Prices ($/Bbl)							
NYMEX Oil	$ 76.19	$ 68.30	$ 7.89	12%	$ 78.02	$ 1.82	2%

Copano Energy

Combined Commodity-Sensitive Segment Margins
 and Hedging Settlements
Note:  Weighted average NGL prices are based on Copano product mix for period indicated.
(1) Does not include non-cash expenses included in Corporate and Other for purposes of calculating Total Segment
 Gross Margin. See Appendix for reconciliation of Total Segment Gross Margin.
(2) Reflects prices as of March 2, 2010.

Copano Energy

Financing and Commodity Risk
Management
Financing and
Commodity Risk
Management
Distribution
Outlook and
Conclusions
Commodity
Prices and
Margin
Sensitivities
2010 Regional
Outlook

Copano Energy

2010 Expansion Capex
• Copano has approximately $130 million(1) in approved
 expansion capital projects for 2010. Major areas of focus
 include:
 – Eagle Ford Shale and Houston Central processing plant in
 south Texas
 • DeWitt-Karnes pipeline - recently upsized project from $20 million to $45 million
 – Saint Jo processing plant and pipelines in north Texas
 – Additional pipeline and processing capacity in Oklahoma
 – Expect capital to be invested at a multiple of approximately 5x
• Financing to be consistent with Copano’s historical policy -
 balance of debt and equity
(1) Includes Copano’s net share for unconsolidated affiliates. Does not include future potential acquisitions.

Copano Energy

Recent Equity Offering
• On March 3, 2010 Copano sold 6.475 million common units
 in a public offering
 – Approximately $143 million in net proceeds (excluding
 greenshoe)
 – Proceeds used to reduce revolver borrowings, which ultimately will fund expansion capex
 – Demonstrated commitment to raising capital and maintaining liquidity
• Enhances liquidity available to fund expansion capex and
 balance sheet
 – At December 31, 2009, as adjusted for offering
 • Total liquidity of approximately $309 million
 • Total debt to defined EBTIDA(1) reduced to 3.7x (compared to
 4.4x prior to offering)
(1) See Appendix for reconciliation of defined EBITDA, which is referred to in our credit facility as “Consolidated
 EBITDA.”

Copano Energy

Hedging Strategy
• Option-based, product-specific
• 2010 price exposed volumes are well hedged
 – Between 70% and 80% of propane, butane, natural gasoline
 and condensate price exposure is hedged
 – Approximately 40% of ethane price exposure is hedged
 – Expect $32 - $34 million of non-cash amortization expense in
 2010 related to option component of hedge portfolio
• January 2010 - announced addition of ethane and propane
 hedges for 2012 (net cost of approximately $7.3 million)
 – 2010 focus - adding to 2012 hedging positions

Copano Energy

Distribution Outlook and
Conclusions
Distribution
Outlook and
Conclusions
Financing and
Commodity Risk
Management
Commodity
Prices and
Margin
Sensitivities
2010 Regional
Outlook

$2.50
$2.25
$2.00
$1.75
$1.50
$1.25
$1.00
$0.75
$0.50
$0.25
$0.00
2004
2005
2006
2007
2008
2009
$0.800
$0.784
$0.960
$0.927
$1.413
$1.237
$1.840
$1.456
$2.235
$1.654
$2.300
$1.686
36.4% higher
CPNO Actual Distributions(1)
Traditional MLP Structure(2)

Copano Energy

Distribution Track Record
• On January 13, 2010, Copano announced a cash distribution for the fourth quarter of 2009 of $0.575 per common unit
(3)(4)
(1) All pre-1Q 2007 distributions are adjusted to reflect Copano’s 3/30/07 two-for-one unit split.
(2) Assumes generic MLP splits with 10%, 25% & 50% increases in distributable cash flow to LP units resulting in incremental 13%, 23% and 48% increases in the percentage of total distributable cash flow applicable to the GP.
(3) Actual $0.10 distribution per unit was for the period from November 15, 2004 through December 31, 2004.
(4) 4Q 2004 annualized.

Distribution Growth Drivers

($ in millions)

	Potential 2011 - 2012 Annual Incremental Total DCF Impact (1)	Comments and Risk Factors
North Texas	$35 - $45	Resource play Drilling activity Product prices
South Texas Fractionation Expansion and Development Projects (2)	$30 - $35	Eagle Ford Shale development Drilling activity Product prices New attachments
Forward Commodity Prices (4Q 2009 vs. 2012 forward curve (2) and without hedges)	$18	Reflects February 2010 forward curve (2) Future market conditions
Oklahoma Volumes (2)	$15 - $20	Resource play Drilling activity Product prices
Rocky Mountains	$10 - $20	Resource play Drilling activity Dewatering rates New projects
Future Acquisitions and Major Projects	TBD	Build-out of Corporate Development team Opportunities Execution
Total Annual Impact to 2011 - 2012 Total DCF	**$108 - $138**	

(1) Compared to 4Q 2009 annualized levels. See Appendix for an explanation of how we calculate total distributable cash flow.
(2) Reflects February 2010 forward price curves with regression-based NGL prices.

29

Copano Energy
Distribution Outlook

Copano Energy
• Goal: to become a diversified midstream company with
 scale and stability of cash flows, above-average returns on invested capital and “investment-grade quality distributions”
• Key tenets of growth strategy:
 – Execute on organic growth opportunities around existing
 assets
 – Explore opportunities beyond traditional gathering and
 processing
 • Be more proactive in seeking assets and opportunities
 – Reduce sensitivity of cash flows to commodity price
 fluctuations
 • Hedging program
 • Contracts - increase fee-for-service component

Growth Strategy

Copano Energy

Appendix

OKLAHOMA

Copano Energy
Oklahoma Assets
Legend
Compressor Stations
Processing Plants
Oklahoma Pipelines
Miles

32

Copano Energy
Oklahoma Assets
Appendix

Copano Energy
South Texas Assets
Legend
Compressor Stations
Processing Plants
South Texas Pipelines
NGL Pipelines
Kinder Morgan
Miles
0 4 8 16 24 32 40

33

Copano Energy
South Texas Assets
Appendix

TEXAS

Montague
St. Jo Plant
Cooke
Wise
Denton
Parker
Copano Energy
North Texas Assets
Legend
Compressor Stations
Processing Plants
North Texas Pipelines
Miles
0 0.5 1 2 3 4 5

Copano Energy

North Texas Assets
Appendix

WYOMING

Sheridan
Crook
Big Horn
Campbell
Dead Horse
Johnson
Weston
Washakie
Niobrara
Natrona
Converse
Glenrock
Platte
Goshen
Carbon
Albany
Cheyenne
Copano Energy
Rocky Mountains
Assets
Legend
Bighorn Pipelines
Fort Union Pipelines
WIC Medicine Bow Pipeline
Processing Plants
Miles
0
4.5
9
18
27

35

Copano Energy
Rocky Mountains Assets
Appendix

Copano Energy

Processing Modes
• Full Recovery
• Ethane Rejection
• Conditioning Mode
→ Texas and Oklahoma - If the value of
 recovered NGLs exceeds the fuel and gas
 shrinkage costs of recovering NGLs
→ Texas - If the value of recovered NGLs is less
 than the fuel and gas shrinkage cost of
 recovering NGLs (available at Houston
 Central plant and at Saint Jo plant in North
 Texas)
→ Texas and Oklahoma - If the value of ethane
 is less than the fuel and shrinkage costs to
 recover ethane (in Oklahoma, ethane
 rejection at Paden plant is limited by nitrogen
 rejection facilities)
Appendix

4Q 2009 Contract Mix[1]			
	Major Drivers of Unit Margins			
% of Service Throughput[2]	Fixed Fee	Directly Correlated with Natural Gas Prices	Inversely Correlated with Natural Gas Prices	Directly Correlated with NGL Prices
41.4%		X		X
26.8%	X	X		X
23.4%	X			
6.4%			X	X
2.0%		X		
100.0%	50.2%	70.3%	6.4%	74.6%

Copano Energy

Oklahoma Contract Mix
(1) Source: Copano Energy internal financial planning models for consolidated subsidiaries.
(2) Excludes 12,639 MMBtu/d service throughput for Southern Dome, a majority-owned affiliate.
Appendix

4Q 2009[1]	
	Full Recovery	Ethane Rejection[2]
Bbls/d		
Ethane	1,461	905
Propane	1,255	1,237
Isobutane	134	134
N. Butane	406	406
N. Gasoline	(504)	(504)
Condensate[3]	1,184	1,184
MMBtu/d		
Natural Gas	20,164	24,159

Copano Energy

Oklahoma Net Commodity
Exposure
Note: See explanation of processing modes in this Appendix. Values reflect rounding.
(1) Source: Copano Energy internal financial planning models for consolidated subsidiaries.
(2) Ethane rejection at Paden plant is limited by nitrogen rejection facilities.
(3) Reflects impact of producer delivery point allocations, offset by field condensate collection and stabilization.
Appendix

Quarterly Oklahoma Gross Margin ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	$29,509	$27,349	$24,056	$22,122
	2/22/2010	$27,445	$25,286	$23,127	$20,058
	-25%	$25,381	$23,222	$21,063	$18,904
	-50%	$23,318	$21,158	$18,999	$16,840

Full Recovery

Ethane Rejection

Copano Energy

Oklahoma Commodity Price
Sensitivities
• Oklahoma segment gross margins excluding hedge
 settlements
 – Matrix reflects 4Q 2009 volumes, adjusted using Copano’s
 2009 planning model
Appendix

4Q 2009 Contract Mix[1]			
	Major Drivers of Unit Margins			
% of Service Throughput[2]	Fixed Fee	Directly Correlated with Natural Gas Prices	Inversely Correlated with Natural Gas Prices	Directly Correlated with NGL Prices
64.1%	X		X	X
12.6%	X			
6.1%				X
6.1%	X			X
5.2%	X	X		X
3.7%		X		
2.1%	X	X		
100.0%	90.1%	11.0%	64.1%	81.6%

Copano Energy

Texas Contract Mix
Appendix
(1) Source: Copano Energy internal financial planning models for consolidated subsidiaries.
(2) Excludes 66,764 MMBtu/d service throughput for Webb Duval, a majority-owned affiliate.

4Q 2009[1]		
	Full Recovery	Ethane Rejection[2]	Full Conditioning[2]
Bbls/d			
Ethane	3,629	518	75
Propane	2,082	2,244	54
Isobutane	548	706	15
N. Butane	566	727	17
N. Gasoline	27	27	27
Condensate [3]	1,400	1,709	527
MMBtu/d			
Natural Gas	(25,005)	(22,036)	(461)

Copano Energy

Texas Net Commodity Exposure
Note: See explanation of processing modes in this Appendix.
(1) Source: Copano Energy internal financial planning models for consolidated subsidiaries. Based on 4Q 2009 daily wellhead/plant inlet volumes.
(2) Fractionation at Houston Central processing plant permits significant reductions in ethane recoveries in ethane rejection mode and full ethane rejection in conditioning mode. To optimize profitability, plant operations can also be adjusted to partial recovery mode.
(3) At the Houston Central processing plant, pentanes+ may be sold as condensate.
Appendix

Quarterly Texas Gross Margin ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	$40,329	$30,956	$21,579	$12,853
	2/22/2010	$43,244	$33,871	$24,497	$14,313
	-25%	$46,158	$36,785	$27,412	$18,037
	-50%	$49,072	$39,700	$30,327	$20,954

Full Recovery

Ethane Rejection

Copano Energy

Texas Commodity Price
Sensitivities
• Texas segment gross margins excluding hedge settlements
 – Matrix reflects 4Q 2009 volumes and operating conditions, adjusted using Copano’s 2009 planning model
Appendix

Copano Energy

Rocky Mountains Sensitivities
Appendix
Note: See this Appendix for reconciliation of Adjusted EBITDA. Values reflect rounding.
(1) Impact on Adjusted EBITDA based on Copano’s interest in the unconsolidated affiliate.
• 4Q 2009
 – Adjusted EBITDA volume sensitivity (positive or negative impact)
 • Consolidated (producer services): 10,000 MMBtu/d = $26,000
 • Unconsolidated affiliates:
 ▪ Bighorn: 10,000 MMBtu/d = $227,000(1)
 ▪ Fort Union: 10,000 MMBtu/d = $70,000(1)

2010 Quarterly Hedge Settlements ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	($533)	$6,933	$15,159	$24,479
	2/22/2010	($555)	$6,911	$15,137	$24,458
	-25%	($577)	$6,890	$15,116	$24,436
	-50%	($598)	$6,868	$15,094	$24,414

		2011 Quarterly Hedge Settlements ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	($3,200)	($934)	$3,724	$15,041
	2/22/2010	($3,200)	($934)	$3,724	$15,041
	-25%	($3,200)	($934)	$3,724	$15,041
	-50%	($3,200)	($934)	$3,724	$15,041

		2012 Quarterly Hedge Settlements ($000)			
		Liquid Prices			
		+25%	2/22/2010	-25%	-50%
Natural Gas Prices	+25%	$0	$0	$1,399	$4,236
	2/22/2010	$0	$0	$1,399	$4,236
	-25%	$0	$0	$1,399	$4,236
	-50%	$0	$0	$1,399	$4,236

44

Copano Energy
Hedging Impact
of Commodity Price Sensitivities
• Commodity hedging program supplements cash flow in 2010
 through 2012 during less favorable commodity price periods
Appendix

Copano Energy

Liquidity and Debt Facilities
• At December 31, 2009:
 – Cash: $45 million
 – $550 million revolving credit facility
 • Approximately $122 million available (limited by debt covenants) -
 availability increased to approximately $264 million pro forma for March
 2010 equity offering
 • Remaining term: approximately 2.8 years
 • LIBOR + 175 bps
 – $582 million senior notes
 • $332,665,000 8 ⅛% due 2016
 • $249,525,000 7 ¾% due 2018
 • Weighted average rate: 7.96%
 • Weighted average maturity: 7.1 years
Appendix
Note: See slide titled “Recent Equity Offering” for adjusts related to March 2010 equity offering.

Copano Energy
• Senior Secured Revolving Credit Facility
 – $550 million facility with $100 million accordion
 – Maintenance tests:
 • 5x total debt to defined EBITDA(1) limitation
 ▪ 4.39x at December 31, 2009 (3.67x pro forma for March 2010 equity offering)
 • Minimum required interest coverage 2.5x defined EBITDA
 ▪ 3.59x at December 31, 2009
 • Defined EBITDA adds back hedge amortization and other non-cash expenses
 – Following an acquisition, Copano may increase total debt to defined
 EBITDA limitation to 5.5x for three quarters
• Senior Notes
 – Incurrence tests:
 • Minimum defined EBITDA to interest test of 2.00x for debt incurrence
 • Minimum defined EBITDA to interest test of 1.75x for restricted payments
 • Defined EBITDA is similar to that for credit facility

Key Debt Terms and Covenants
(1) See this Appendix for reconciliation of defined EBITDA, which is referred to in our credit facility as
 “Consolidated EBITDA.”
Appendix

Three Months Ended December 31, 2009	Three Months Ended September 30, 2009
		($ in thousands)	
Total Segment Gross Margin:			
Oklahoma	$	26,628	18,284
Texas		32,845	26,875
Rocky Mountains		1,110	634
Segment gross margin		60,583	45,793
Corporate and other		1,400	7,637
Total segment gross margin	$	61,983	53,430
Reconciliation of Total Segment Gross Margin to Operating Income:			
Operating income	$	22,015	18,146
Add: Operations and maintenance expenses		12,713	13,202
Depreciation and amortization		15,904	14,575
General and administrative expenses		10,265	9,200
Taxes other than income		1,383	836
Equity in earnings from unconsolidated affiliates		(297)	(2,529)
Total segment gross margin	$	61,983	53,430

Copano Energy

Reconciliation of Non-GAAP
Financial Measures
Segment Gross Margin and Total Segment Gross Margin
• We define segment gross margin, with respect to a Copano operating segment, as segment revenue less cost of sales. Cost of sales includes the following:
 cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, cost of crude oil purchased from third parties, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin is the sum of the operating segment gross margins and the results of Copano’s risk management activities that are included in Corporate and other. We view total segment gross margin as an important performance measure of the core profitability of our operations. Segment gross margin allows Copano’s senior management to compare volume and price performance of the segments and to more easily identify operational or other issues within a segment. The GAAP measure most directly comparable to total segment gross margin is operating income.
• The following table presents total segment gross margin and a reconciliation of total segment gross margin to the GAAP financial measure of operating income:
Appendix

YEAR ENDED DECEMBER 31, 2009				
	Oklahoma	Texas	Rocky Mountains	Corporate & Other	Total
Net Income	$ 15,593	$ 43,604	$ 3,496	$ (37,726)	$ 24,967
Add: Depreciation and Amortization	32,262	20,868	2,920	1,489	$ 57,539
Add: Interest and other financing costs	-	-	-	55,836	55,836
Add: Provision for income taxes	-	-	-	794	794
EBITDA	47,855	64,472	6,416	20,393	139,136
Add: Amortization of difference between the carried investment and the underlying equity in net assets of equity investments	10	(21)	19,214	-	19,203
Add: Copano's share of depreciation and amortization included in equity in earnings from unconsolidated affiliates	576	491	6,660	-	7,727
Add: % of equity method investment interest and other financing costs	-	-	1,303	-	1,303
Adjusted EBITDA	$ 48,441	$ 64,942	$ 33,593	$ 20,393	$ 167,369

Copano Energy

Reconciliation of Non-GAAP
Financial Measures
Adjusted EBITDA
• We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense. Because a portion of our net income (loss) is attributable to equity in earnings (loss) from our equity investees (which include Bighorn, Fort Union, Webb Duval and Southern
 Dome), our management also calculates Adjusted EBITDA to reflect the depreciation and amortization expense embedded in equity in earnings (loss) from unconsolidated affiliates. Specifically, our management determines Adjusted EBITDA by adding to EBITDA (i) the amortization expense attributable to the difference between our carried investment in each unconsolidated affiliate and the underlying equity in its net assets, (ii) the portion of each unconsolidated affiliate’s depreciation and amortization expense, which is proportional to our ownership interest in that unconsolidated affiliate and (iii) the portion of each unconsolidated affiliate’s interest and other financing costs, which is proportional to our ownership interest in that unconsolidated affiliate.
• External users of our financial statements such as investors, commercial banks and research analysts use EBITDA or Adjusted EBITDA, and our management uses Adjusted EBITDA, as a supplemental financial measure to assess:
 – The financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
 – The ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;
 – Our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and
 – The viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
• The following table presents a reconciliation of the portion of our EBITDA and Adjusted EBITDA attributable to each of our segments to the GAAP financial measure of net income (loss):
Appendix

Consolidated EBITDA (in thousands)		LTM Ended 12/31/2009
Net Income		$ 23,158
Plus:	Distributions received from unconsolidated affiliates	29,684
	Equity losses of unconsolidated affiliates	-
	Noncash losses from mark to market activity of derivatives	1,681
Less:	Equity earnings of unconsolidated affiliates	(4,600)
	Noncash gains from mark to market activity of derivatives	(8,560)
	Discontinued operations-sale of crude line	(2,292)
	Consolidated Net Income	39,071
Plus:	Interest and other financing costs (1)	58,584
	Income taxes	794
	Depreciation and amortization expense	57,539
	Reverse depreciation and amortization expense-crude line	(564)
	Non-cash expenses (2)	43,133
Less:	Income tax credits	-
	Non-cash income (3)	(323)
	Consolidated EBITDA	**$ 198,234**

Copano Energy

Reconciliation of Non-GAAP
Financial Measures
Consolidated EBITDA
▪ EBITDA is also a financial measure that, with negotiated pro forma adjustments relating to acquisitions completed during the period, is reported to our lenders as Consolidated EBITDA and is used to compute our financial covenants under our senior secured revolving credit facility.
▪ The following table presents a reconciliation of the non-GAAP financial measure of Consolidated EBITDA to the GAAP financial measure of net income (loss):
Appendix

Copano Energy

Definitions of Non-GAAP
Financial Measures
Total Distributable Cash Flow
▪ We define total distributable cash flow as net income plus: (i) depreciation, amortization and impairment expense (including amortization expense relating to the option component of our risk management portfolio); (ii) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (iii) provision for deferred income taxes; (iv) the subtraction of maintenance capital expenditures; (v) the subtraction of equity in earnings from unconsolidated affiliates and (vi) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period, such as equity-based compensation, mark-to-market changes in derivative instruments, and our line fill contributions to third-party pipelines and gas imbalances. Maintenance capital expenditures are capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows.
▪ Total distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our Board of Directors) to the cash distributions we expect to pay our unitholders, and it also correlates with the metrics of our existing debt covenants. Using total distributable cash flow, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Total distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment — specifically, whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Total distributable cash flow is also used by industry analysts with respect to publicly traded partnerships and limited liability companies because the market value of such entities’ equity securities is significantly influenced by the amount of cash they can distribute to unitholders.
Appendix

Copano Energy
NASDAQ: CPNO
March 2010